Exhibit 99.4

Richard Mooney
602 West 35th Place * Sand Springs, Oklahoma 74063 * 918.241.8705
nim4rod@cox.net

A Results-Oriented Geophysicist/Engineer supported by a Masters degree in Geophysics with 20 plus years of diverse experience with emphasis on oil and gas exploration, including site characterization, prospect generation and all related areas. Primary areas of expertise include exploration and development, technical writing, financial risk analysis, implementing new technology, automation and procedural changes. Highly motivated by the challenge of meeting or exceeding goals and objectives with a demonstrated ability to communicate effectively at all levels within an organization.

Areas of Knowledge and Expertise

Design of field seismic programs Well log seismic response modeling Interpretation of structure and stratigraphy	Program and resource management Management and implementation of technology Integration of geophysics and geology

Representative Accomplishments

Engineering/Management/Administration

●	Established $ 1.3 million savings in one month by analysis of equipment equivalencies during a merger between American Airlines and Trans World Airlines.
●	Specified, implemented, authored funding for, and managed new technologies including laser inferometry and automated electronic and mechanical testing.
●	Managed, recruited, and supervised diverse group of engineers, support personnel, and union technicians.
●	Designed, developed, and implemented electronic, mechanical, and dimensional test equipment, systems, and tooling.
●	Wrote in-house policy and procedures manual and planned and managed multimillion dollar capital and expense budgets.
●	Specified, implemented, and managed equipment database that became corporate reporting standard.
●	Audited and established audit guidelines, for local, national, and international vendors and suppliers.
●	Negotiated conversion of portion of workforce from management to union technicians that included labor management and negotiations.
●	Designed, managed, and analyzed engineering seismic survey to assess impact of jet engine vibrations on multi-million dollar facility.

Oil/Gas Operations

●	Increased company reserves by more than 500,000 barrels of oil and 2 trillion cubic feet of gas.
●	Tripled district reserves with exploratory play (discovery well had initial flows of 68 million cubic feet of gas/day plus 16 barrels of oil/million cubic feet.
●	Sold $ 6 million rank wildcat play to major producer and many smaller projects, working interests, and partnerships to smaller producers and investors.
●	Designed, planned, and managed data acquisition and processing programs that included field seismic, wavelet response modeling, and stratigraphic quality data displays.
●	Planned and approved operating expenditures and negotiated with vendors and suppliers.

Richard Mooney
●	Planned, designed, and managed up to 4 field data acquisition programs at one time.
Geophysical Research

●	Developed innovative modeling of geologic response of seismic wavelets, integrating structural and stratigraphic analysis and mapping of potential pays.
●	Designed and supervised borehole seismic surveys for Vertical Seismic Profiles.
●	Analyzed and mapped > 14,000 km of shallow to deep water seismic, offshore People’s Republic of China and presented results to Senior Management and Chinese government.
●	Modeled well log responses to seismic wavelets, used results to interpret seismic data and to tune acquisition and energy parameters.
●	Interpreted seismic data and mapped structure and stratigraphy of potential pays.
●	Integrated seismic, geologic/well log data to map producing horizons.
●	Predicted well tops from seismic data to within +/- 8 feet

Work Affiliations
Various Independent Oil Producers, Tulsa, Oklahoma	1985/now
Consulting Geophysicist/Geologist (Oil & gas prospect generation/evaluation)
Tulsa Creek Nation Casino, Tulsa, Oklahoma
Vault/Main Cage Supervisor (financial accounting/management)	2004/now
American Airlines, Tulsa, Oklahoma	1986/2003
Supervisor and Senior Engineer (electronic & mechanical design, engineering management, engineering geophysics)
Texas International Petroleum Corporation, Oklahoma City, Oklahoma	1981/1985
Senior (Regional) Geophysicist (prospect generation, Anadarko, Arkoma, Permian, Pedragosa Basins of U.S., Cenomanian Trend of North Africa)
Amerada Hess Company, Tulsa, Oklahoma	1980/1981
Senior Geophysicist (prospect generation, Permian Basin areas of West Texas)
Atlantic Richfield, Tulsa, Oklahoma/Dallas, Texas	1978/1980
Geophysicist (Prospect generation, Anadarko and Arkoma Basins of Oklahoma & Texas, Offshore geophysical evaluation, People’s Republic of China)
Amoco Production Company, Tulsa, Oklahoma	1969/1978
Computer Engineer (Geophysical data processing, taught elementary exploration geophysics to data processors, technicians, and managers)
Education

University of Tulsa, Tulsa, Oklahoma
  Master of Science – Geophysics w/geology minor
University of Tulsa, Tulsa, Oklahoma
  Bachelor of Science – Physics and Mathematics(engineering minor)

Memberships/Seminars and Workshops

●	Sigma Pi Sigma Physics Honorary, Member
●	Airline Metrology Committee, National Council of Standards Labs, Member/Chair
●	Faculty Advisory Board, Electronic Engineering Technology, Oklahoma State University (Okmulgee Campus), member and past Chair
●	Society of Exploration Geophysicists
●	American Association of Petroleum Geologists
●	Financial Risk Analysis- Wharton School of Business
●	Budget Planning and Management